Exhibit 32

CERTIFICATIONS

Each of the undersigned hereby certifies, for the purposes of section 1350 of chapter 63 of title 18 of the United States Code, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, in their capacity as an officer of Intersil Corporation (“Intersil”), that the annual report of Intersil on Form 10-K for the period ended January 2, 2015, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operation of Intersil. This written statement is being furnished to the Securities and Exchange Commission as an exhibit to such Form 10-K.

Date: February 12, 2015	By:	/s/ Necip Sayiner
Necip Sayiner President & Chief Executive Officer

Date: February 12, 2015	By:	/s/ Richard Crowley
Richard Crowley Chief Financial Officer